Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of March 26, 2007, among KENEXA TECHNOLOGY, INC., a Pennsylvania corporation (the “Borrower”), the several banks and other financial institutions parties to the Credit Agreement (as hereinafter defined) (collectively, the “Lenders”), and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of November 13, 2006 (as heretofore amended, supplemented or otherwise modified, the “Credit Agreement”);

WHEREAS, prior to the date hereof, the Borrower repaid the principal of the Term Loans in full; and

WHEREAS, the Lenders and the Borrower have agreed to (a) increase the amount of the Revolving Credit Commitments from $25,000,000 to $50,000,000, (b) change the Revolving Credit Termination Date to three (3) years from the date hereof, (c) change the pricing for Revolving Credit Loans and for Commitment Fees, (d) modify the definition of Permitted Acquisitions, (e) delete the requirement in Section 5.17 that the Borrower obtain a Hedge Agreement, (f) waive any violation of Section 6.16 of the Credit Agreement arising from the acquisition by the Parent of the stock of Psychometric Services Limited (“Psychometric Services”), and (g) make certain other modifications to the Credit Agreement, in each case on and subject to the terms hereof.

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Defined Terms.  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein (including in the Recitals) as therein defined.

2.             Term Loans.  Prior to the date hereof, the Borrower paid to the Administrative Agent, for the benefit of the Term Loan Lenders, the outstanding principal amount of the Term Loans.  On the date hereof, the Borrower shall pay to the Administrative Agent, for the benefit of the Term Loan Lenders, all accrued interest on the Term Loans.  After giving effect to such payments, the Term Loan Facility shall be paid in full and the only outstanding Facility under the Credit Agreement shall be the Revolving Credit Facility.  In furtherance thereof, effective as of the Effective Date (as defined in Paragraph 11 below):  (a) (i) clause (f) of the definition of the term “Indebtedness” contained in Section 1.1 of the Credit Agreement, (ii) clause (a) of the definition of the term “Subordinated Debt” contained in Section 1.1 of the Credit Agreement, and (iii) subsection 5.1(i) of the Credit Agreement, are each hereby amended by deleting the phrase “the later of the Revolving Credit Termination Date and the Term Loan Maturity Date” and inserting each time in lieu thereof the phrase “the Revolving

Credit Termination Date” and (b) clause (A) of the second sentence of Section 9.6(e) of the Credit Agreement is hereby amended by deleting the phrase “and Term Loan Note”.  From and after the Effective Date, CIFC Funding 2006-III, Ltd. shall cease to be a party to the Credit Agreement but shall continue to be entitled to the benefit of subsections 2.13, 2.14, 2.15, 5.14(c) and 9.5 (to the extent that such Lender’s entitlement to such benefits arose out of such Lender’s position as a Term Loan Lender).

3.             Increase in Revolving Credit Commitments; New Revolving Credit Notes.

(a)           Increase in Revolving Credit Commitments.  The Revolving Credit Commitments are hereby increased from Twenty-Five Million ($25,000,000) to Fifty Million ($50,000,000).  In furtherance thereof, effective as of the Effective Date (a) the definition of the term “Revolving Credit Commitments” contained in Section 1.1 of the Credit Agreement is hereby amended by adding at the end thereto a new sentence which shall read as follows:  “From and after the effective date of the First Amendment to this Agreement, the aggregate amount of the Revolving Credit Commitments shall be $50,000,000” and (b) Schedule I to the Credit Agreement is amended and restated to read as set forth on Exhibit A hereto.

(b)           New Revolving Credit Notes.  On the Effective Date (as defined herein), the Borrower shall deliver to the Administrative Agent a new Revolving Credit Note in favor of each Revolving Credit Lender whose Revolving Credit Commitment has changed in a principal amount equal to such Lender’s new Revolving Credit Commitment (each a “New Revolving Credit Note” and, collectively, the “New Revolving Credit Notes”).  Such New Revolving Credit Note shall be in substitution for each such Revolving Credit Lender’s existing Revolving Credit Note.  Promptly thereafter, the Administrative Agent shall deliver to each Revolving Credit Lender whose Revolving Credit Commitment has changed such Lender’s New Revolving Credit Note, and such Lender shall return to the Administrative Agent its existing Revolving Credit Note.  The Administrative Agent shall then deliver such replaced Revolving Credit Notes delivered to the Administrative Agent to the Borrower for cancellation.

4.             Change in Maturity Date of Revolving Credit Facility.  Effective as of the Effective Date, the definition of the term “Revolving Credit Termination Date” is hereby amended by deleting the date “November 12, 2011” and inserting in lieu thereof the date “March 26, 2010”.  As a result, the maturity date of the Revolving Credit Facility shall be three (3) years from the Effective Date.

5.             Change in Pricing.  (a)  Applicable Commitment Fee Percentage.  Effective as of the Effective Date, the chart contained in the definition of the term “Applicable Commitment Fee Percentage” in Section 1.1 of the Credit Agreement is hereby deleted and the following chart is hereby inserted in lieu thereof:

Level	Total Net Leverage Ratio	Applicable Commitment Fee Percentage

I	Less than or equal to 1.00 to 1.0	0.125%

Level	Total Net Leverage Ratio	Applicable Commitment Fee Percentage

II	Greater than 1.00 to 1.0, but less than or equal to 1.50 to 1.0	0.150%

III	Greater than 1.50 to 1.0, but less than or equal to 2.0 to 1.0	0.200%

IV	Greater than 2.0 to 1.0, but less than or equal to 2.5 to 1.0	0.250%

V	Greater than 2.5 to 1.0, but less than or equal to 3.0 to 1.0	0.300%

VI	Greater than 3.0 to 1.0	0.350%

In addition, effective as of the Effective Date, clause (b) to the proviso to the definition of “Applicable Commitment Fee Percentage” is hereby amended by deleting the words “Level V” and inserting in lieu thereof the words “Level VI”.

(b)           Applicable Margin.  Effective as of the Effective Date, the chart contained in paragraph (a) of the definition of the term “Applicable Margin” contained in Section 1.1 of the Credit Agreement (relating to Revolving Credit Loans) is hereby deleted and the following chart is hereby inserted in lieu thereof:

Level	Total Net Leverage Ratio	Applicable Margin — Base Rate Loans	Applicable Margin — Eurodollar Loans

I	Less than or equal to 1.00 to 1.0	0.00%	1.25%

II	Greater than 1.00 to 1.0, but less than or equal to 1.50 to 1.0	0.00%	1.50%

III	Greater than 1.50 to 1.0, but less than or equal to 2.0 to 1.0	0.25%	1.75%

IV	Greater than 2.0 to 1.0, but less than or equal to 2.5 to 1.0	0.50%	2.00%

V	Greater than 2.5 to 1.0, but less than or equal to 3.0 to 1.0	0.75%	2.25%

VI	Greater than 3.0 to 1.0	1.00%	2.50%

In addition, effective as of the Effective Date, clause (b) to the proviso in paragraph (a) of the definition of “Applicable Margin” is hereby amended by deleting the phrase “Level V” and inserting in lieu thereof the phrase “Level VI”.

6.             Modifications of Certain Definitions.  (a)  From and after the Effective Date, the second proviso in the definition of “Permitted Acquisitions” is hereby deleted in its entirety and the following is inserted in lieu thereof:

; provided further, that approval of the Required Lenders shall be required for any such acquisition if (a) at the time of and after giving effect to such acquisition, the Parent and its Subsidiaries have on deposit, in the aggregate, less than $15,000,000 in cash and Cash Equivalents in Unrestricted Investment Accounts or (b) the Total Leverage Ratio calculated as of the end of the immediately preceding fiscal quarter for which financial statements have been delivered to the Lenders on a pro forma basis (i.e., after giving effect to such Permitted Acquisition and the borrowing of any Indebtedness in connection therewith as if consummated on the last day of such fiscal quarter) shall not exceed 2.50 to 1.0.

(b)           Clause (a) of the definition of “Permitted Investments” is amended by deleting the phrase “clause (o)” therein and inserting the phrase “clause (p)” in lieu thereof.

(c)           The definition of the term “Consideration” contained in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“Consideration”:  with respect to any acquisition, the aggregate consideration paid or proposed to be paid by the Borrower and its Subsidiaries with respect to such acquisition (including earnouts, payments under non-compete arrangements and any assumption of Indebtedness).

7.             Hedge Agreements.  From and after the Effective Date, the Borrower shall no longer be required to obtain a Hedge Agreement, although the Borrower may elect in its discretion to do so to the extent permitted by Section 6.2 of the Credit Agreement.  In furtherance thereof (a) Section 5.17 of the Credit Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:  “5.17 [INTENTIONALLY LEFT BLANK]” and (b) Section 6.2(a) is hereby amended by deleting the phrase “and Indebtedness relating to Hedge Agreements required pursuant to Section 5.17” and substituting in lieu thereof the phrase “and Hedge Agreements with a Lender or Affiliate thereof.”

8.             Parent Activities.  From and after the Effective Date, Section 6.16 of the Credit Agreement is amended and restated to read in full as follows:

6.16                           Limitation on Activities of Parent.  Permit the Parent to (a) own any property other than Capital Stock of the Borrower and property ancillary thereto, (b) engage in any business other than business incidental to its ownership of Capital Stock of the Borrower or (c) have any liabilities other than (i) liabilities incurred in the ordinary course of business and (ii) liabilities under (A) the £114,000 promissory note payable in 2007, (B) the £728,519 promissory note payable in 2008 and (C) the £687,282  promissory note payable in 2009 in each case (x) issued by the Parent in connection with the Parent’s acquisition of 100% of the Capital Stock of Psychometric Services Limited, a private limited company formed under the laws of England and Wales, and (y) under the documents in effect on the “Effective Date” of the First Amendment to this Agreement copies of which were provided to the Administrative Agent prior to such date.

9.             Waivers.  On or about November 20, 2006, the Parent acquired 100% of the Capital Stock of Psychometric Services Limited, a private limited company formed under the laws of England and Wales, for a purchase price of approximately £2,658,552 (the “Acquisition”), consisting of £896,990 paid in cash, £331,763 of Capital Stock of the Parent, £114,000 in the form of a promissory note payable in 2007, £728,519 in the form of a promissory note payable in 2008 and £687,282 in the form of a promissory note payable in 2009 (collectively, the “Parent Notes”).  The Acquisition may have breached the provisions of Section 6.16 of the Credit Agreement, which limits the activities of the Parent.  In addition, the Borrower has breached Section 6.6 of the Credit Agreement by failing to provide the Administrative Agent with the financial statements of Psychometric Services required by such section within 30 days following the consummation of the Acquisition (the “FS Delivery Breach”).  The Lenders hereby waive (i) the FS Delivery Breach (and any related Defaults or Events of Default) caused as a result thereof and (ii) any breach of Section 6.16 of the Credit Agreement (and any related Defaults or Events of Default) caused as a result of the stock of Psychometric Services being acquired by the Parent and not the Borrower or a Subsidiary thereof, the issuance by the Parent of the notes referred to in subsection 6.16(c) of the Credit Agreement (as such subsection is amended pursuant to Paragraph 8 above) and actions taken by the Parent on or before the date hereof in connection with the acquisiton of Psychometric Services, provided that, on or before the Effective Date (a) the financial statements of Psychometric Services required by Section 6.6 of the Credit Agreement shall have been delivered to the Administrative Agent, (b) the stock of Psychometric Services shall have been transferred to the Borrower, (c) copies of the Parent Notes shall have been delivered to the Administrative Agent, (d) the Parent shall be in compliance with Section 6.16, and (e) the Borrower shall have complied with Section 5.15 of the Credit Agreement with respect to the acquisition of Psychometric Services, including pledging 65% of the stock of Psychometric Services.

10.           Representations and Warranties.  The Borrower hereby represents and warrants to the Lenders and the Administrative Agent that:

(a)           After giving effect to the provisions of this Amendment, there exists no Default or Event of Default under the Credit Agreement.

(b)           The representations and warranties made in the Loan Documents are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof, except that any such representation and warranty that is given as of a particular date or period and relates solely to such date or period is true and correct in all material respects as of such date or period.

(c)           Each of the Borrower and the other Loan Parties has all requisite power and authority, corporate or otherwise, to enter into and perform its obligations under this Amendment, the New Revolving Credit Notes, the Consent and Agreement of Guarantors attached hereto (the “Consent and Agreement of Guarantors”) and any other Loan Documents to which it is a party and to fulfill its obligations set forth herein and therein.  The execution, delivery and performance of this Amendment, the borrowings under the Credit Agreement as amended hereby and the execution and delivery of the New Revolving Credit Notes and the other Loan Documents to which the Borrower or any other Loan Party is a party have been duly authorized by all requisite corporate or other action and will not violate or constitute a default under any Requirement of Law, or of any indenture, note, loan or credit agreement, license or any other agreement, lease or instrument to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries or any of its or their Properties are bound.  This Amendment, the New Revolving Credit Notes, the Consent and Agreement of Guarantors and the other Loan Documents have each been duly executed and delivered by each Loan Party party thereto.  This Amendment, the New Revolving Credit Notes, the Consent and Agreement of Guarantors and the other Loan Documents issued or to be issued hereunder constitute, the authorized, valid and legally binding obligations of the Borrower or other Loan Party(ies) party thereto enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles from time to time in effect relating to or affecting the rights of creditors generally.

(d)           No consent or approval of any trustee or holder of any indebtedness, nor any authorization, consent, approval, license, exemption of or registration, declaration or filing with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary to the valid execution and delivery of this Amendment, the New Revolving Credit Notes, the Consent and Agreement of Guarantors or the other Loan Documents or the consummation by the Borrower or the other Loan Parties of the transactions contemplated by this Amendment, except such as have been obtained.

(e)           The making and performance of this Amendment, the Revolving Credit Notes, the Consent and Agreement of Guarantors and the other documents or instruments executed in connection herewith will not (i) violate any provision of any law or regulation, federal, state or local, or the certificate or articles of incorporation, bylaws, certificate or articles of organization or operating agreement (as applicable) of the Borrower or any Guarantor, (ii) result in any breach or violation of, or constitute a default or require the obtaining of any consent under, any agreement or instrument by which the Borrower or any Guarantor or its or their property may be bound, or (iii) affect the validity, perfection or priority of the interests of the Administrative Agent, for the benefit of the Lenders, in any collateral securing the Obligations.

(f)            Attached as Schedule I hereto is a true and correct organizational chart of the Parent and all of its Subsidiaries, including the Borrower, as of the Effective Date.  There are no Domestic Subsidiaries of the Borrower that are not Guarantors.

11.           Conditions Precedent.  This Amendment shall become effective on the date that the Administrative Agent shall have received the following, all of which shall be in form and substance satisfactory to the Administrative Agent and its counsel (such date, the “Effective Date”):

(a)           This Amendment duly executed and delivered by the Borrower, the Administrative Agent and the Lenders;

(b)           The New Revolving Credit Notes duly executed and delivered by the Borrower;

(c)           The Consent and Agreement of Guarantors, a form of which is attached as Exhibit B hereto, duly executed and delivered by the Guarantors;

(d)           The First Amendment to the Pledge Agreement among the Borrower, Kenexa BrassRing, Inc. and the Administrative Agent, duly executed and delivered by the Borrower and Kenexa BrassRing, Inc.;

(e)           the stock certificates evidencing (i) 65% of the Capital Stock of Kenexa Testing Limited (f/k/a Psychometric Services Limited) and (ii) 100% of the Capital Stock of Kenexa Puerto Rico, Inc., in each case, together with stock powers with respect thereto duly executed in blank by the Borrower;

(f)            Copies of resolutions of the Boards of Directors of the Borrower and each Guarantor approving and adopting this Amendment, the New Revolving Credit Notes, the Consent and Agreement of Guarantors, the other documents and instruments executed in connection herewith, the transactions contemplated herein and authorizing execution and delivery hereof and thereof, certified by a secretary or assistant secretary of the Borrower or such Guarantor to be true and correct and in full force and effect as of the Effective Date;

(g)           The Administrative Agent shall have received the executed legal opinion of Pepper Hamilton, LLP, counsel to the Borrower and the other Loan Parties, and the opinion of local Colorado counsel.  Such opinion shall be addressed to the Lenders and the Administrative Agent and cover such matters incident to the transactions contemplated by this Amendment as the Administrative Agent may reasonably require; and

(h)           The Borrower shall have paid to the Administrative Agent for the benefit of the Term Loan Lenders all accrued interest on the Term Loans.

12.           Affirmations.  The Borrower hereby: (a) affirms all the provisions of the Credit Agreement and the other Loan Documents, as supplemented and amended hereby, (b) agrees that the terms and conditions of the Credit Agreement and the other Loan Documents shall continue in full force and effect as supplemented and amended hereby, (c) acknowledges, confirms and reaffirms that the collateral pledged under the Loan Document continues to secure the Obligations, including those arising under the Credit Agreement, as amended hereby, and (d) acknowledges and agrees that it has no defense, set-off, counterclaim or challenge against the payment of any sums currently owing under the Loan Documents or the enforcement of any of the terms or conditions thereof.

13.           Limited Effect.  Except as expressly modified hereby, the Credit Agreement and the other Loan Documents shall continue to be, and shall remain, unaltered and in full force and effect in accordance with their terms.  None of the waivers contained in Paragraph 9 hereof shall be deemed to operate as a future waiver or modification of the provisions of the Credit Agreement or any of the other Loan Documents or as a waiver or modification of any other term, condition or covenant of the Credit Agreement or any of the other Loan Documents, or a waiver of any Event of Default or Default other than as specifically described in Paragraph 9 hereof.

14.           Release.  Recognizing and in consideration of the Lenders’ agreements set forth herein, the Borrower and each Guarantor hereby waives and releases each Lender, each Agent and each of their respective Affiliates and the officers, directors, employees, agents, and advisors of such Persons and such Affiliates from any liability, suit, damage, claim, loss or expense of any kind or nature whatsoever and howsoever arising that the Borrower or such Guarantor ever had or now has against any of them through and including the date hereof arising out of or relating to any acts or omissions with respect to this Amendment, the Credit Agreement, the other Loan Documents or any other matters described or referred to herein or therein or related hereto or thereto.

15.           Integration.  This Amendment constitutes the sole agreement of the parties with respect to the terms hereof and shall supersede all oral negotiations and the terms of prior writings with respect thereto.

16.           Severability.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17.          Miscellaneous.

(a)           Expenses.  The Borrower agrees to pay all of the Administrative Agent’s reasonable out-of-pocket fees and expenses incurred in connection with the preparation, negotiation and execution of this Amendment and the other documents executed in connection herewith, including without limitation, the reasonable fees and expenses of counsel to the Administrative Agent.

(b)           Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(c)           Successor and Assigns.  This Amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

(d)           Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

(e)           Headings.  The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(f)            Modifications.  No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

[Signatures to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

KENEXA TECHNOLOGY, INC.

By:	/s/ DONALD F. VOLK
Name: Donald F. Volk
Title: Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Bank and a Lender

By:	/s/ JEFFREY M. PRICKITT
Name: Jeffrey M. Prickitt
Title: Vice President